As Executed                                                         Exhibit 10.1


                       EARLY RETIREMENT AGREEMENT BETWEEN
            INTERSTATE ENERGY CORPORATION ET AL. AND MICHAEL R. CHASE


         This Agreement is entered into between Interstate Energy Corporation, on behalf of itself, its subsidiary Interstate Power Company, and any of their affiliates (collectively referred to herein as the "Company") and Michael R. Chase ("Employee"), this 7th day of October, 1998 (the "Agreement Date").

         In consideration of this mutual Agreement, Employee and the Company hereby agree as follows:

         1. Retirement. Employee hereby retires and resigns, as an employee and officer, from the service of the Company effective January 1, 1999 (the "Retirement Date"). Employee acknowledges and agrees that he will, between the Agreement Date and his Retirement Date, actively assist in the transition of his duties to his successor, assist the Company to the fullest extent with the governmental investigation of the Dubuque plant, perform any appropriate public functions with the Iowa Utilities Association, and perform, as time permits, additional transitional assistance and special projects as requested by the Chief Executive Officer of the Company. Employee agrees to provide written resignations from any ancillary positions as the Company deems necessary.

         2. Financial and Benefit Matters.

              a. Employee shall continue to be paid his base pay in the amount of Twenty Thousand Dollars ($20,000) per month for the remainder of 1998, will continue to be provided senior executive welfare benefits and continue to participate in all retirement plans and supplemental retirement plans on the same basis as other senior executives during this period, and will be paid his target Management Incentive Compensation Program bonus for his final year of service to the Company. These payments and benefits are the continuing employment obligations of the Company. This Agreement does not affect in any way the entitlement of Employee to pension and welfare benefits while an employee, post-retirement welfare benefits, Supplemental Executive Retirement Plan ("SERP") benefits, or qualified retirement plan benefits that are provided to
Employee on account of his prior service with the Company and which are not financial accommodations pertaining to his retirement. As of Employee's Retirement Date, Employee shall be eligible to receive benefits under all of the Company's retiree welfare benefit plans available to retired senior executives of the Company as in effect on September 4, 1998. Any changes in welfare benefit plans available for retired senior executives of the Company retiring on or before January 1, 1999, that are adopted after September 4, 1998, and are generally applicable to senior executives retiring on or before January 1, 1999, shall apply to the Employee. It is understood that the Employee has selected the Interstate Power Company's Supplemental Executive Retirement Program as his SERP program and that, effective commencing on the Retirement Date, the Employee shall be entitled to the full benefits available to him under this SERP, including the right to select the date he begins to receive any benefits. The term "Compensation" for purposes of calculating the benefits under this SERP shall mean Two Hundred Forty Thousand Dollars ($240,000). All calculations under this SERP shall be made in accordance with its terms as it was interpreted in 1998 prior to September 4, 1998.

              b. In consideration for the release provided in Section 6 below and for the agreements in Section 4 below, the Company shall make the payment to Employee described in this subparagraph as a replacement for and to approximate the biweekly payments that the Company would make under the Employment Agreement. Provided the Employee is living on January 1, 1999, the Company shall make a lump sum payment of Two Hundred Fifty-five Thousand Dollars ($255,000), less applicable federal and state income tax withholding and payroll tax amounts, to Employee within fifteen

(15) business days after January 1, 1999. Provided the Employee is living on January 1, 2000, the Company shall make a lump sum payment of Two Hundred Ten Thousand Seven Hundred Fifty Dollars ($210,750), less applicable federal and state income tax withholding and payroll tax amounts, to Employee within fifteen
(15) business days after January 1, 2000.

              c. It is mutually agreed that the common stock options to purchase shares of Interstate Energy Corporation issued to Employee on July 1, 1998, under the Company's Long Term Equity Incentive Plan should be canceled effective on the Retirement Date and that no additional common stock options shall be issued by the Company to the Employee after the Agreement Date. Employee acknowledges that the considerations contained in this Agreement fully incorporate all considerations and accruals of such Long Term Equity Incentive Plan.

              d. Employee recognizes that consideration provided under this Agreement may result in taxable income to the Employee and that the Company will report such taxable income to the appropriate taxing authorities.

         3. Tax Adjustment. If it is ultimately determined by a court or pursuant to a final determination by the Internal Revenue service that any portion of the payments hereunder is subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (or any successor provision), the Company shall pay to the Employee an additional amount (the "Gross-up Payment") such that the net amount retained by the Employee after deduction of any Excise Tax and any interest charges or penalties in respect of the imposition of such Excise Tax (but not any federal, state or local income tax) on the payments hereunder, and any federal, state, and local income tax and Excise Tax upon the payment provided for by this Section 3, shall be equal to the payments hereunder. For purposes of determining the amount of the Gross-up Payment, the Employee shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Executive's domicile for income tax purposes on the date the Gross-up Payment is made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

         4. Certain Agreements. It is mutually agreed that the Employment Agreement entered into between the Employee and Interstate Power Company, dated April 21, 1998, is canceled and replaced by this Agreement; the Severance
Agreement referenced in Section 12(f) of such Employment Agreement (i.e., an agreement dated November 8, 1995, between Employee and Interstate Power Company) is null and void and of no further effect; and the letter agreement dated March 3, 1998, between Employee and Interstate Energy Corporation is null and void and of no further effect. The following agreements, however, apply to this
Agreement:

              a. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Employee's continuing or future participation in any plan, program, policy or practice provided by the Company for which the Employee may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as the Employee may have under any contract or agreement with the Company or any of its affiliates relating to such subject matter other than that specifically addressed herein. Vested benefits and other amounts that the Employee is otherwise entitled to receive under any plan, policy, practice, or program of, or any contract or agreement with, the Company or any of its affiliates on or after the Retirement Date shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as specifically modified by this Agreement.

              b. Full Settlement. The Company's obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Employee or others. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement. The amounts payable by the Company under this Agreement shall not be offset or reduced by any amounts otherwise receivable or received by the Employee form any source.

              c. Confidential Information and Noncompetition. The Noncompetition and Nondisclosure Agreement between employee and the Company dated November 26, 1997, is incorporated herein by this reference and remains fully effective according to its terms. Furthermore, the Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Employee obtains during the Employee's employment by the Company or any of its affiliated companies and that is not public knowledge (other than as a result of the Employee's violation of this subsection ("Confidential Information"). The Employee shall not communicate, divulge or disseminate Confidential Information at any time during or for not less than five (5) years after the Employee's employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process. In no event shall any asserted violation of the provisions of this subsection constitute a basis for deferring or withholding any amounts otherwise payable to the Employee under this Agreement. Any provision of any other agreement between the Employee and Interstate Energy Corporation or Interstate Power Company relating to noncompetition and nondisclosure of information is null and void and of no further effect.

         5. Attorney's Fees. The Company agrees to pay, as incurred, to the fullest extent permitted by law, all legal fees and expenses that the Employee may reasonably incur as a result of any contest (regardless of the outcome) by the Company, the Employee, or others of the validity or enforceability of or liability under, or otherwise involving, any provision of this Agreement arising after the Agreement Date, together with interest on any delayed payment at the applicable federal rate provided for in Code Section 7972(f)(2)(A) of the Code. In addition, the Company shall reimburse Employee up to Fifteen Thousand Dollars ($15,000) for the Employee's cost of legal services incurred by Employee for the negotiation and review of this Agreement prior to the Agreement Date. The Employee shall submit a request for such reimbursement in accordance with established Company procedures for the reimbursement of business expenses.

         6. Release and Covenants.

              a. Employee, on behalf of himself, his spouse,  heirs,  executors, administrators, agents, successors, assigns and representatives of any kind (hereinafter collectively referred to as the "Releasors") confirm that Releasors have released the Interstate Energy Corporation and each of its subsidiaries and affiliates, the employees, successors, assigns, executors, trustees, directors, advisors, agents and representatives of Interstate Energy Corporation and each subsidiary or affiliate, and all their respective predecessors and successors (hereinafter collectively referred to as the "Releasees"), from any and all actions, causes of action, charges, debts, liabilities, accounts, demands, damages and claims of any kind whatsoever including, but not limited to, those arising out of the changes in the terms and conditions of Employee's relationship with the Company described in this Agreement and those arising under any labor, employment discrimination (including, without limitation, the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights of Act of 1964, as amended, applicable State fair employment legislation), contract or tort laws, equity or public policy, or negligence standard, whether known or unknown, certain or speculative, which against any of the Releasees, any of the Releasors ever had, now has, or hereafter shall have or can have. Employee further covenants that he will not initiate any action, claim or proceeding against any of the Releasees for any of the foregoing, will not participate, assist, or cooperate in any such action, claim, or proceeding unless required to do so by law, and will not apply for employment with the Company at any time. Employee acknowledges that the considerations contained in this Agreement fully compensate him for the release provided in this Section.

              b. Notwithstanding the foregoing, this Agreement does not waive rights, if any, Employee or his successors and assigns may have under or pursuant to, or release any member of Releasees from obligations, if any, it may have to Employee or to Employee's successors and assigns on claims arising out of, related to or asserted under or pursuant to, this Agreement or any indemnity agreement or obligation contained in or adopted or acquired pursuant to any provision of the charter or by-laws of Interstate Energy Corporation, a Wisconsin corporation, or Interstate Power Company, a Delaware corporation, or in any applicable insurance policy carried by the Company or its affiliates for any matter which has arisen, including the environmental investigation that the Company launched in April 1998 and related proceedings, or which arises or which may arise in the future in connection with Employee's employment with the Company.

              c. In accordance with the requirements of Title II of the Older Workers Benefit Protection Act (P. L. 101-433, 10/16/90), Employee hereby acknowledges that he has at least twenty-one (21) days to review this Agreement from the date he first received it and he has been advised to review it with an attorney of his choice. Employee further understands that the twenty-one (21) day review period ends when Employee signs this Agreement. Employee also has seven (7) days after signing this Agreement to revoke by so notifying the Company in writing. Any revocation by Employee under this Section 6(c), however, does not revoke the resignations provided under Section 1 and Employee's resignation from employment with the Company shall remain in effect as set forth therein. Employee further acknowledges that he has carefully read this Agreement, knows and understands the contents thereof and its binding legal effect. Employee signs the same of his own free will and act, and it is his intention that he be legally bound thereby.

              d. Employee agrees to keep this Agreement confidential and not to reveal its contents to anyone other than his attorney, financial consultant, immediate family members, and representatives of any governmental tax agency. The provisions of this Section 6(d) shall not apply to any truthful statement required to be made by Employee in any legal proceeding or government or regulatory investigation; provided, however, that prior to making such statement (other than to tax authorities), Employee will give the Company reasonable notice and, to the extent he is legally entitled to do so, afford the Company the ability to seek a confidentiality order.

         7. Severability. In the event any one or more of the terms of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining terms of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable term shall be replaced by a term, which, being valid, legal and enforceable, comes closest to the intention of the parties underlying the invalid, illegal or unenforceable terms. However, in the event that any such term of this Agreement is adjudged by a court of competent jurisdiction to be invalid, illegal or unenforceable, but that the other terms are adjudged to be valid, legal and enforceable if such invalid, illegal or unenforceable term were deleted or modified, then this Agreement shall apply with only such deletions or modifications, or both, as the case may be, as are necessary to permit the remaining separate terms to be valid, legal and enforceable.

         8. Company Property. Employee shall, not later than the Agreement Date, deliver to the Company the original and all copies of all documents, records, electronic files, and property of any nature whatsoever which are in Employee's possession or control and which are the property of the Company or which relate to the business activities, facilities, or customers of the Company, its subsidiaries, or its affiliates, including any records, documents or property created by Employee and, where such records may be maintained on hard disk files on computers owned by Employee, such files shall be purged and eliminated; provided, however, Employee shall be provided access to information and material appropriate to fulfillment of his duties as described in Section 1, above. To the extent Company property is in possession or control of the Employee on his Retirement Date it shall then be similarly returned or purged, as described above. Notwithstanding the foregoing, the Employee may temporarily retain copies of documents pertaining to any Company-initiated investigations of business matters pertaining to the Employee while such investigations continue or remain subject to review; provided, however, the Employee must, upon request by the Company, disclose the contents of all such documents and must, upon final conclusion of the investigations or reviews, return all such copies to the Company.

         9. Other Agreements. This Agreement does not limit or restrict in any way Employee's rights under the Company's employee benefit plans. All the terms of agreement relating to Employee's early retirement from employment with the Company are embodied in this Agreement. This Agreement fully supersedes any and all prior agreements or understandings between Employee and the Company regarding the Employee's termination of employment with the Company.

         10. Governing Law and Dispute Resolution. Except with regard to subsection (b) of Section 6, this Agreement shall be governed by the substantive laws of the State of Iowa without regard to its conflict of laws provisions. The parties agree that any proceeding to resolve any dispute arising hereunder will be brought only in the courts of the State of Iowa or in the courts of the United States of America for the District of Iowa, and that each party irrevocably submits to such jurisdiction, and hereby waives any and all objections as to venue, inconvenient forum and the like. It is the intention of the parties hereto, however, that to the extent practicable, the parties will endeavor to settle any dispute arising hereunder first through the process of non-binding mediation to be conducted in Madison, Wisconsin. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. Section 6(b) shall be governed by the laws of the State of Delaware, as to Interstate Power Company, and the State of Wisconsin, as to Interstate Energy Corporation.

         11. Successors. This Agreement is personal to the Employee and shall not be assignable by the Employee. This Agreement shall inure to the benefit of and be enforceable by the Employee's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean both the Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.


                  Dated this 7th day of October, 1998.

                          INTERSTATE ENERGY CORPORATION


                          /s/ Erroll B. Davis, Jr.
                          ---------------------------------------
                          Erroll B. Davis, Jr., President and CEO


                          /s/ Michael R. Chase
                          ---------------------------------------
                          Michael R. Chase, Employee